EXHIBIT 15

February 22, 2006

Microsoft Corporation

One Microsoft Way

Redmond, Washington

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Microsoft Corporation and subsidiaries for the three-month periods ended September 30, 2004 and 2005, and for the three and six-month periods ended December 31, 2004 and 2005, and have issued our reports dated October 25, 2005 and January 23, 2006 respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005 and December 31, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

/S/ DELOITTE & TOUCHE LLP

Seattle, Washington